As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

COBRA ELECTRONICS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-2479991 (I.R.S. Employer Identification Number)

6500 West Cortland Street Chicago, Illinois (Address of Principal Executive Offices)	60707 (Zip Code)

Cobra Electronics Corporation 2010 Equity Incentive Plan

(Full Title of the Plan)

Gerald M. Laures
Vice President — Finance and Corporate Secretary
Cobra Electronics Corporation

6500 West Cortland Street
Chicago, Illinois 60707
(773) 889-8870
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Common Stock, par value $0.33 1/3 per share (3)	800,000 shares	(1)	$2.03	(2)	$1,624,000	(2)	$115.80

(1)         Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Cobra Electronics Corporation 2010 Equity Incentive Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)         Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  The price of $2.03 per share represents the average of the high and low prices of the Common Stock as reported on The NASDAQ Stock Market on November 3, 2010.

(3)         Each share of the registrant’s common stock includes one preferred stock purchase right pursuant to the Rights Agreement dated as of October 24, 2001 between the registrant and American Stock Transfer & Trust Company, as rights agent.

PART I

INFORMATION REQUIRED IN A SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*              The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.  Cobra Electronics Corporation (the “Registrant”) will send or give to each participant in the Cobra Electronics Corporation 2010 Equity Incentive Plan (the “Plan”) a copy of the applicable prospectus. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the Plan’s prospectus is not being filed with or included in this Registration Statement. The Plan’s prospectus and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)           Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 15, 2010;

(2)           Our quarterly reports on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 14, 2010, and the quarter ended June 30, 2010, filed with the Commission on August 12, 2010;

(3)           Our current reports on Form 8-K, filed with the Commission on March 18, 2010, July 22, 2010, July 29, 2010 and August 3, 2010; and

(4)           The description of the Common Stock, par value $0.33 1/3, of the Company (the “Common Stock”) and the Rights which are contained in registration statements filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation.  Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred.

In accordance with Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation, as amended, provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.  The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

The Certificate of Incorporation, as amended, and the By-laws of the Company provide for indemnification of the Company’s directors, officers, employees and agents to the fullest extent permitted by applicable law.

Pursuant to Section 145 of the DGCL and the Certificate of Incorporation, as amended, and the By-laws of the Company, the Company maintains directors’ and officers’ liability insurance coverage.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 5th day of November, 2010.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Michael Smith
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cobra Electronics Corporation, hereby severally constitute and appoint Michael Smith, our true and lawful attorney, with full power, to sign for us in our names in the capacities indicated below all post-effective amendments to this Registration Statement, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Cobra Electronics Corporation, to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ James R. Bazet	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2010
James R. Bazet

/s/ Michael Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 5, 2010
Michael Smith

/s/ Gerald M. Laures	Vice President — Finance and Corporate Secretary (Principal Accounting Officer)	November 5, 2010
Gerald M. Laures

/s/ William p. Carmichael	Director	November 5, 2010
William P. Carmichael

/s/ John S. Lupo	Director	November 5, 2010
John S. Lupo

/s/ Ian R. Miller	Director	November 5, 2010
Ian R. Miller

/s/ S. Sam Park	Director	November 5, 2010
S. Sam Park

/s/ Robert P. Rohleder	Director	November 5, 2010
Robert P. Rohleder

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Restated Certificate of Incorporation, as amended October 28, 1998 — Filed as Exhibit No. 3(i) to the Registrant’s Form 10-K for the year ended December 31, 1998 (File No. 0-511).
3.2	Amended and Restated Bylaws, as amended December 6, 2007 — Filed as Exhibit No. 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2007 (File No. 0-511).
3.3

Certificate of Designation of Series A Junior Participating Preferred Stock of Cobra Electronics Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware — Filed as Exhibit No. 3(iii) to the Registrant’s Form 10-K for the year ended December 31, 2001 (File No. 0-511).

4.1

Rights Agreement dated as of October 24, 2001 between Cobra Electronics Corporation and American Stock Transfer & Trust Company, as Rights Agent — Filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K dated October 25, 2001 (File No. 0-511).

4.2

Cobra Electronics Corporation 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, dated April 1, 2010, filed on April 1, 2010).

5.1*	Opinion of Sidley Austin LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (contained in signature page of the Registration Statement)

*Filed herewith